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Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amended Agreement") dated May 19, 2010, between Intrepid Potash, Inc., a Delaware corporation, having its principal executive offices in Denver, Colorado, (the "Company") and Robert P. Jornayvaz III ("Executive").

RECITALS

        A.    Executive is the current Chief Executive Officer of the Company and is serving in such capacity on terms and conditions set forth in an employment agreement with the Company dated April 25, 2008 (the "2008 Employment Agreement").

        B.    Executive and the Company wish to amend and restate the 2008 Employment Agreement and change certain terms and conditions of Executive's employment with the Company, including Executive's titles, roles, responsibilities, and compensation.

        C.    The Company and Executive wish to enter into this Amended Agreement to memorialize such changes to Executive's employment with the Company.

AGREEMENT

        In consideration of the mutual promises and agreements set forth below, the Company and Executive agree as follows:

        1.    TERM OF EMPLOYMENT:    Subject to the terms of this Amended Agreement, the Company agrees to continue to employ Executive, and Executive hereby accepts such continued employment, effective as of May 19, 2010 (the "Effective Date"). Executive's employment shall be for a term of eighteen months, subject to earlier termination as provided in paragraph 4, herein (the "Term"); provided, however, that the Term will automatically be extended by twelve months on the last day of the initial eighteen month term and on each anniversary of such date thereafter, unless one party to this Amended Agreement provides written notice of non-renewal to the other party at least 90 days prior to the effective date of such automatic extension.

        2.    POSITION AND DUTIES:

          a.    Position:    Executive shall serve as Executive Chairman of the Board and in such role shall have the duties, responsibilities, and authority set forth on Appendix A hereto, along with such other duties, responsibilities, and authority (i) as may be assigned to him from time to time by the Company's Board of Directors (the "Board") that are not inconsistent with those set forth on Appendix A, or (ii) that may be agreed to from time to time by Executive. Executive shall report directly to the Board and shall perform his duties and responsibilities primarily at the Company's offices in Denver, Colorado.

          b.    Commitment of Executive:    Executive shall devote such time as is necessary to fulfill his duties and responsibilities hereunder. Executive shall be entitled to remain actively involved in the management and operation of Intrepid Oil and Gas, LLC and the other investment entities owned in whole or in part by Executive as of the Effective Date, to the extent such activities do not interfere materially with the performance of Executive's duties and responsibilities hereunder. In addition, Executive may render business or professional services to other persons or firms, whether for compensation or otherwise; provided that such activities do not interfere materially with the performance of Executive's duties and responsibilities hereunder and do not pose a conflict of interest with regard to Executive's employment hereunder.

          c.    Other Positions and Services:    Executive may, if such activities do not interfere materially with the performance of Executive's duties and responsibilities hereunder and do not pose a conflict of interest with regard to Executive's employment hereunder, (i) serve as a director or trustee of for-profit or not for-profit corporations or businesses, (ii) serve on civic or charitable boards or committees, and (iii) deliver lectures, fulfill speaking engagements, or teach at educational institutions (and retain any fees therefrom).

          d.    Investments:    Executive may invest in other businesses (an "Investment"); provided, that the Investment shall not (i) pose a conflict of interest with regard to Executive's employment hereunder, or (ii) interfere materially with the performance of Executive's duties and obligations hereunder. For the purposes of clause (i) of the preceding sentence, Executive shall not be deemed to be subject to a conflict of interest merely by reason of (x) his ownership of Intrepid Oil and Gas, LLC and the other investment entities owned in whole or in part by Executive as of the Effective Date, or (y) his ownership of less than five percent (5%) of (A) the outstanding stock of any entity whose stock is traded on an established stock exchange or on the National Association of Securities Dealers Automated Quotation System, or (B) the outstanding equity interests of any venture fund, investment pool or similar investment vehicle that solicits investments on a "blind pool" basis.

          e.    No Conflict:    Executive represents and warrants that the execution of this Amended Agreement and performance of his duties hereunder will not conflict with or constitute a default under any contract or legal obligation he owes to any third party.

        3.    COMPENSATION AND BENEFITS:    The Company shall compensate Executive for his services as set forth in this paragraph 3; provided that the Company may change from time to time the terms and benefits of any retirement, welfare or fringe benefit plan of the Company, including the right to change any service provider, so long as such change applies generally to the senior executives of the Company.

          a.    Salary:    The Company shall pay Executive a base salary of $100,000 per annum (the "Base Salary") in periodic installments in accordance with the Company's payroll practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Compensation Committee of the Board (the "Compensation Committee") will review Executive's salary at least annually. Executive's salary as adjusted shall thereafter be treated as Executive's Base Salary hereunder.

          b.    Cash Bonus / Short-Term Incentives:    Executive shall be eligible to receive annual bonuses/short-term cash incentives in accordance with the Company's annual cash bonus/short-term incentive program(s) for senior management, as such program(s) may be modified from time to time. Executive's target annual bonus/short-term cash incentive is generally intended to be $500,000 per annum, and such amount shall not be prorated for any portion of 2010; provided, however, that Executive's actual target annual bonuses/short-term cash incentive for any year as well as the actual amount of any such annual bonuses/short-term cash incentive paid to Executive shall be determined by the Compensation Committee in its sole discretion.

          c.    Equity Compensation.    The Executive has received certain equity incentive awards under the Intrepid Potash, Inc. 2008 Equity Incentive Plan (the "2008 Equity Plan") and shall be entitled to participate in the 2008 Equity Plan and any subsequent equity compensation programs sponsored by the Company or its subsidiaries (the "Equity Plans") on such terms as shall be established by the Compensation Committee in its sole discretion; provided however, that annual grants to be made to Executive under such Equity Plans are generally intended to have a target grant date fair value of $750,000 (commencing with the next annual grants of awards to be made to executives scheduled for 2011); and provided further, however, that the actual amount of such grants made to Executive shall be determined by the Compensation Committee in its sole discretion.

          d.    Retirement Plans:    Executive shall be entitled to participate in all retirement plans applicable generally to other senior executives of the Company, in accordance with the terms of such plans, as they may be amended from time to time.

          e.    Welfare Benefit Plans:    Executive and his family shall be eligible to participate in and receive all benefits under the Company's welfare benefit plans and programs applicable generally to other senior executives of the Company (collectively, as amended from time to time, the "Company Plans"), in accordance with the terms of the Company Plans.

          f.    Vacation and Sick Leave:    Executive shall be entitled to vacation, sick leave, and paid time off in accordance with the plans, policies, and programs in effect generally with respect to other senior executives of the Company, including the limitations, if any, on the carry-over of accrued but unused time.

          g.    Expenses:    The Company shall reimburse Executive for reasonable expenses for cellular telephone usage, entertainment, travel, meals, lodging, and similar items incurred in the conduct of the Company's business. Such expenses shall be reimbursed in accordance with the Company's expense reimbursement policies and guidelines.

          h.    Fringe Benefits and Perquisites.    Executive and his family shall be eligible for all other fringe benefits or perquisites offered generally to senior executives of the Company and their families. In addition, Executive shall be entitled to (i) ownership of the company-provided automobile he was using as of the Effective Date (with transfer of title to be effectuated as soon as reasonable practicable after the Effective Date and with such transfer of ownership to be treated as a one-time bonus based on the fair market value of the vehicle); (ii) personal use of the Company aircraft (whether such aircraft is leased or owned by the Company) to the extent such use does not interfere with the Company's use of the aircraft for business purposes; and (iii) the right to use the company aircraft (either directly or through one or more entities controlled, directly or indirectly, by Executive) under a time-sharing arrangement pursuant to which Executive will reimburse the Company for the cost of such use up to limits imposed by Federal Aviation Administration regulations.

          i.    Officers and Directors Liability Insurance; Indemnification:    During Executive's employment with the Company and thereafter so long as Executive may have liability arising out of Executive's service as an officer or director of the Company or any subsidiary, the Company will continue and maintain directors and officers liability insurance ("D&O Insurance") covering Executive in an amount and scope that is at least as favorable as the coverage applicable to the officers and directors of the Company as of the Effective Date; provided, however, that if such a policy cannot be procured for a premium equal to or less than the premium paid for the year in which the Effective Date occurs, the Company shall procure an insurance policy with the greatest coverage and scope procurable for such premium.

        4.    TERMINATION:    This Amended Agreement may be terminated by the Company or Executive prior to the expiration of the Term pursuant to this paragraph 4.

          a.    Cause:    The Company may terminate this Amended Agreement for "Cause" immediately upon written notice to Executive. For purposes of this Amended Agreement, "Cause" shall mean any one or more of the following events:

            (i)    conviction of (or pleading nolo contendere to) a felony;

            (ii)   engaging in theft, fraud, embezzlement, or willful misappropriation of the property of the Company;

            (iii)  violation of any Company policy or practice regarding discrimination or harassment that would be grounds for termination of a Company employee in general;

            (iv)  Executive's willful failure to perform substantially Executive's material duties as contemplated by paragraph 2 above (other than such failure resulting from incapacity due to physical or mental illness), which, for avoidance of doubt, shall include Executive's insubordination to the Board, after (i) a written demand for corrected performance is delivered to Executive by the Board that identifies specifically the manner in which the Board believes Executive has not performed substantially Executive's material duties, and (ii) Executive fails to cure the matters identified in the written demand within 30 days. No act or failure to by Executive shall be deemed "willful" if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

          b.    Death or Disability:    If Executive has a Disability (as defined below), the Company may give to Executive written notice of its intention to terminate this Amended Agreement. In such event, this Amended Agreement shall terminate effective on the 30th day after receipt of such notice by Executive, provided that Executive shall not have returned to full-time performance of Executive's material duties within the 30-day period after such receipt. For purposes of this Amended Agreement, "Disability" shall mean any physical or mental condition which prevents Executive, for a period of 90 consecutive days, from performing and carrying out Executive's material duties and responsibilities with the Company, as determined by the Board. This Amended Agreement shall terminate automatically upon Executive's death.

          c.    Other than Death or Disability or Cause:    The Company may terminate this Amended Agreement upon thirty (30) days written notice to Executive at any time and for any reason.

          d.    Termination by Executive:    Executive may terminate this Amended Agreement upon thirty (30) days written notice to the Company at any time and for any reason.

          e.    Survival of Terms:    Portions of this Amended Agreement that by their terms provide or imply that they survive the end of the Term shall survive the end of the Term.

        5.    OBLIGATIONS OF THE COMPANY AND EXECUTIVE UPON TERMINATION:

          a.    Accrued Obligations.    Except as may be provided in any separate Change in Control Severance Agreement or other relevant agreement between the parties, in the event this Amended Agreement is terminated for any reason, the Term shall end without further obligation to Executive other than:

            (i)    payment of the sum of (A) any Base Salary earned but not yet paid to Executive through the date of termination, (B) any bonus earned and payable in accordance with the terms of an applicable Company bonus plan but not yet paid to Executive as of the date of termination, and (C) any other compensation earned through the date of termination but not yet paid to Executive ("Accrued Obligations"),

            (ii)   the payments and benefits provided in paragraph 5(b).

          b.    Exclusive Remedy:    Except for the payments and benefits provided in this paragraph 5, upon termination Executive shall have no other claims against, and shall be entitled to no other payments or benefits from the Company under this Amended Agreement or pursuant to the Company's policies and plans, other than (A) Executive's rights under COBRA, (B) payment of any amounts due as of the date of termination pursuant to the terms of any equity-based plan of the Company or any welfare or retirement plan of the Company or of any other amounts or benefits under such plans which by their specific terms extend beyond such date of termination, (C) rights with respect to D&O Insurance, and (D) rights under any separate Change in Control Severance Agreement or other relevant agreement between the parties. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Amended Agreement and, except as specifically provided otherwise herein, such amounts shall not be reduced whether or not Executive obtains other employment.

          c.    Resignations:    On and as of the date this Amended Agreement terminates for any reason, Executive shall resign from his position as an officer and director of the Company, resign from all other positions he holds as a director, officer or employee of any subsidiary of the Company, and resign as a named fiduciary of any employee benefit plans sponsored by the Company or its subsidiaries.

        6.    NON-COMPETITION, NON-SOLICITATION:

          a.    Non-competition; Non-solicitation:    In his capacity as an employee, Executive has met with and will continue to meet with the Intrepid Parties' current or prospective customers, suppliers, partners, licensees or other business relations (collectively, "Business Relations") on behalf of the Intrepid Parties, and, as a consequence of using or associating himself with the Intrepid Parties' name, goodwill, and professional reputation, Executive has been placed in a position where he can develop personal and professional relationships with the Intrepid Parties' current and prospective customers. In addition, during the course and as a result of Executive's employment, Executive has been or may be provided certain specialized training or know-how. Executive acknowledges that this goodwill and reputation, as well as Executive's knowledge of Confidential Information and specialized training and know-how, could be used unfairly in competition against the Intrepid Parties. Accordingly, in consideration of the employment of Executive by the Company pursuant to this Amended Agreement, Executive agrees that:

            (i)    during the time period commencing on the date hereof and terminating on the Non-Competition/Non-Solicitation End Date (as defined below), Executive shall not directly or indirectly, individually or collectively in conjunction with others, engage in activities that compete with the businesses that the Intrepid Parties are then engaged in (or, with respect to periods on and after the end of the Term, are engaged in at the time of the termination of Executive's employment) in whatever geographic regions the Intrepid Parties then engage in such businesses; or

            (ii)   during the time period commencing on the date hereof and terminating on the Non-Competition/Non-Solicitation End Date (as defined below), Executive shall not directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the Intrepid Parties to leave the employ of the Intrepid Parties, (ii) hire any person who was employed by the Intrepid Parties at any time during the one-year period immediately preceding the termination of Executive's employment with the Intrepid Parties, or (iii) induce or attempt to induce any current or prospective Business Relation of the Intrepid Parties (including, without limitation, any business entity that the Intrepid Parties have contacted in order to make a proposal to enter into a business relationship) to withdraw, curtail or cease doing business with the Intrepid Parties.

          For purposes of this Amended Agreement, the "Non-Competition/Non-Solicitation End Date" shall mean the date that is 24 months from the date this Amended Agreement is terminated.

          Executive acknowledges that as an executive of a publicly traded company he falls within the exception to C.R.S 8-2-113(2)(d), which exempts executive and management personnel and officers from the prohibitions of non-compete provisions. Executive agrees that, during the period for which Executive has continuing obligations under this paragraph 6(a), he shall inform any new employer or other person or entity with whom Executive enters into a business relationship, before accepting employment or entering into such business relationship, of the existence of this

  Amended Agreement and shall give the employer, person or other entity a copy of this paragraph 6(a).

        b.    Third-Party Beneficiaries:    The provisions of this paragraph 6 may be enforced by any of the Intrepid Parties, and the protections afforded herein shall inure to each such Intrepid Party as an intended third-party beneficiary.

        c.    Severability:    To the extent that any provision of this paragraph shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Amended Agreement, and the validity and enforceability of the remainder of such provision and of this paragraph shall be unaffected. In furtherance of and not in limitation of the foregoing, should the duration of or geographical extent of, or business activities covered by, the noncompetition and non-solicitation agreements contained in paragraph 6(a) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or those activities which may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this paragraph shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

        d.    Injunctive Relief:    Executive agrees that it would be difficult to compensate the Intrepid Parties fully for damages for any violation of the provisions of this paragraph 6. Accordingly, Executive specifically agrees that the Intrepid Parties shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this paragraph and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Intrepid Parties to claim and recover damages in addition to injunctive relief.

        e.    Conflicting Provisions.    In the event of any conflict between the provisions of this paragraph 6 and the non-competition/non-solicitation provisions (if any) of any Change in Control Severance Agreement or other relevant agreement between the Company and Executive, the provisions of this paragraph 6 shall control.

        7.    SUCCESSORS:    This Amended Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Amended Agreement for all purposes. As used herein, "successor" and "assignee" shall be limited to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, reorganization, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Amended Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to Executive this Amended Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Amended Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Amended Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Amended Agreement by operation of law or otherwise.

        8.    DISPUTE RESOLUTION:    To the extent permitted by applicable law and except as provided below, any dispute arising out of this Amended Agreement shall be submitted to binding arbitration in Denver, Colorado pursuant to the rules of the American Arbitration Association. In the event any dispute arising out of this Amended Agreement may not be arbitrated under applicable law (which, for purposes of this Amended Agreement, shall be deemed to include actions for temporary injunctive relief to enforce the provisions of paragraph 6 hereof), litigation concerning such dispute shall be brought and maintained only in the District Court for the City and County of Denver, Colorado, the County Court for the City and County of Denver, Colorado, or the U.S. District Court for the District of Colorado. The prevailing party in any arbitration or litigation concerning this Amended Agreement shall recover, in addition to any damages or other relief awarded to that party, the prevailing party's reasonable costs and attorneys fees.

        9.    GOVERNING LAW:    The provisions of this Amended Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

        10.    SAVINGS CLAUSE:    If any provision of this Amended Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Amended Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Amended Agreement are declared to be severable.

        11.    MODIFICATION, WAIVER:    Except as provided in paragraph 18, below, no provision of this Amended Agreement may be amended, modified, or waived except by written agreement signed by the party sought to be charged with such amendment, modification, or waiver.

        12.    ASSIGNMENT OF AGREEMENT:    Executive acknowledges that Executive's services are unique and personal. Accordingly, Executive may not assign Executive's rights or delegate Executive's duties or obligations under this Amended Agreement to any person or entity; provided, however, that payments may be made to Executive's estate or beneficiaries as expressly set forth herein.

        13.    ENTIRE AGREEMENT:    This Amended Agreement is an integrated document and constitutes and contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral, concerning the subject matter hereof.

        14.    CONSTRUCTION:    Each party has cooperated in the drafting and preparation of this Amended Agreement. Hence, in any construction to be made of this Amended Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Amended Agreement are not part of the provisions and shall have no force or effect.

        15.    NOTICES:    Notices and all other communications provided for in this Amended Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims, and other communications shall be deemed given:

          a.     in the case of delivery by overnight service with guaranteed next day delivery, such next day or the day designated for delivery;

          b.     in the case of certified or registered United States mail, five days after deposit in the United States mail; or

          c.     in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise; and

          d.     in the case of personal delivery, when received.

          Communications that are to be delivered by the United States mail or by overnight service are to be delivered as set forth below:

(i)	To the Company:
Intrepid Potash, Inc. Attn: Executive Vice President of Human Resources and Risk Management 707 17th Street, Suite 4200 Denver, CO 80202
(ii)	To Executive:
To the most recent home address on file with the Company.

Each party, by written notice furnished to the other party, may modify the acceptable delivery address, except that notice of change of address shall be effective only upon receipt.

        16.    TAX WITHHOLDING:    The Company may withhold from any amounts payable under this Amended Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        17.    REPRESENTATION:    Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Amended Agreement, that he has read this Amended Agreement and that he understands its terms. Executive acknowledges that, prior to assenting to the terms of this Amended Agreement, he has been given a reasonable time to review it, to consult with counsel of Executive's choice, and to negotiate at arm's-length with the Company as to its contents. Executive and the Company agree that the language used in this Amended Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Amended Agreement freely and voluntarily and without pressure or coercion from anyone.

        18.    409A SAVINGS CLAUSE:    The parties intend that payments or benefits payable under this Amended Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Amended Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Amended Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive's consent and in such manner as it deems appropriate or desirable, amend or modify this Amended Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A.

        IN WITNESS WHEREOF, the Company and Executive, intending to be legally bound, have executed this Amended Agreement on the day and year first above written.

INTREPID POTASH, INC.
By:	/s/ JAMES N. WHYTE James N. Whyte Executive Vice President of Human Resources and Risk Management
ROBERT P. JORNAYVAZ III
/s/ ROBERT P. JORNAYVAZ III

APPENDIX A

Duties of Executive Chairman of the Board

Reports To —
        Board of Directors

Direct Reports —
        President
        *EVP General Counsel
        *SVP Sales and Marketing

          *Represents Direct Report on Specific Functional Responsibilities

Duties —

  •
  Perform the duties of the Chairman of the Board as set forth in the Company's Bylaws.

  •
  Set Board Agenda in consultation with the Lead Director.

  •
  Regularly interact with the Board of Directors.

  •
  Have primary responsibility for:

  •
  setting overall strategic direction for the Company subject to Board concurrence;

  •
  setting sales and marketing strategy and setting product pricing.

  •
  strategy related to Company land and leaseholds;

  •
  strategy and direction related to lobbying and governmental affairs; and

  •
  driving material acquisition or divestiture decisions.

  •
  Signing responsibility related to matters requiring the principal executive officer.

  •
  Provide direction to the President.

  •
  Final hiring decisions related to most senior management team.

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT